MDU Resources Reports Higher Second Quarter 2005 Consolidated Earnings,
Increases Earnings Guidance

BISMARCK, N.D. - July 21, 2005 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for second quarter 2005, showing consolidated earnings of $80.0 million, compared to $58.5 million for 2004. Earnings per common share, diluted, were 67 cents, compared to 50 cents for 2004.

Highlights for Second Quarter 2005
(Ended June 30, 2005)

▪	Earnings per common share increased 34 percent to 67 cents.

▪	Consolidated earnings of $80.0 million, up from $58.5 million.

▪	2005 earnings per share guidance increased to a range of $1.90 to $2.10, up from previous guidance of $1.80 to $2.00.

Earnings for the six months ended June 30, 2005, totaled $114.3 million or 96 cents per common share compared to $81.9 million or 70 cents per common share for the first half of 2004, an earnings per share increase of 37 percent.

“We’re excited about the continued turnaround at our utility services business and strong results from our natural gas and oil production segment, as well as the successful completion of the sale of our interest in the Brazilian electric-generating facility,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. “The management team at our utility services business made significant progress toward returning this business segment to a substantial contributor to our overall corporation. Having made two acquisitions in the rapidly growing Las Vegas market affirms our confidence. The positive conclusion of the sale of the Brazilian facility in an orderly timeframe demonstrates the strength of our strategic approach to international operations.

“2005 should be another outstanding year for MDU Resources,” White said. “Based on the strength of second quarter results, we are increasing our annual earnings guidance.

“We continue our efforts at MDU Resources to build a strong America by providing the natural resource-based products and services that are essential to our country’s infrastructure.”

QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

Business Line	Earnings Second Quarter 2005 (In Millions)	Earnings Second Quarter 2004 (In Millions)
Natural gas and oil production	$29.9	$26.2
Independent power production	18.6	10.1
Construction materials and mining	18.4	20.4
Pipeline and energy services	8.7	4.4
Utility services	3.7	(2.3)
Electric	1.8	0.7
Natural gas distribution	(1.3)	(1.1)
Other	0.2	0.1
Total	$80.0	$58.5

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2005, diluted, are projected in the range of $1.90 to $2.10, an increase from prior guidance of $1.80 to $2.00.
•	The company expects the percentage of 2005 earnings per common share, diluted, by quarter to be in the following approximate ranges:
o	Third quarter - 30 percent to 35 percent
o	Fourth quarter - 18 percent to 23 percent
•	The company’s long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company anticipates investing approximately $670 million in capital expenditures during 2005.

Natural Gas and Oil Production
Earnings at this segment were $29.9 million, compared to $26.2 million for the same period last year. The increase was a result of average realized natural gas prices that were 19 percent higher and average realized oil prices that were 29 percent higher than a year ago. The positive variance was partially offset by natural gas and oil production volumes on a combined basis that were 2 percent lower than last year. Production decreased primarily as a result of normal declines in both natural gas and oil production and timing-related delays affecting coalbed natural gas drilling activity reflecting the continuing effects of environmental litigation. These decreases were largely offset by increased production from the company’s conventional natural gas properties in the Rocky Mountain region, as well as production from an acquisition made in the second quarter. Higher depreciation, depletion and amortization rates also affected earnings.

As part of its efforts to diversify and expand its asset base, in May, the company acquired South Texas natural gas and oil-producing property assets from a Houston-based independent producer. The cost of the 79 billion cubic feet equivalent of proved reserves was approximately $1.85 per thousand cubic feet (Mcf) equivalent.

The acquired reserves are considered long-term reserves and have normal declines that would represent, on average, wells having a 10- to 13-year life. However, the company believes there is significant long-term value over and above the acquisition price being paid for the proven reserves in unexploited, unbooked and otherwise unrealized behind-the-pipe potential and the multizone nature of the shallow and deeper zones within these fields.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company is expecting to drill approximately 300 wells in 2005.
•
In 2005, the company expects combined natural gas and oil production to approximate the record levels achieved in 2004, assuming continued production from existing wells at its Badger Hills Project in southeastern Montana. The Badger Hills Project has been the subject of two related actions filed in the Federal District Court for Montana, in connection with which the Court issued orders enjoining operations on the project. Subsequently, the Court issued temporary stays of the injunction orders in these cases, thereby permitting continued production at the project. Currently, this segment’s net combined natural gas and oil production is approximately 200,000 Mcf equivalent to 210,000 Mcf equivalent per day.

•
Estimates of natural gas prices in the Rocky Mountain region for August through December 2005 reflected in earnings guidance are in the range of $4.75 to $5.25 per Mcf. The company’s estimates for natural gas prices on the NYMEX for August through December 2005 reflected in earnings guidance are in the range of $5.75 to $6.25 per Mcf. During 2004, more than three-fourths of this segment’s natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

•	Estimates of NYMEX crude oil prices for July through December 2005 reflected in earnings guidance are in the range of $45 to $50 per barrel.
•
The company has hedged a portion of its natural gas and oil production. The hedges that are in place as of June 30, 2005 for production in the last six months of 2005 and the 12 months of 2006 are summarized below:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	7/05 - 12/05	920,000	$5.00
Natural Gas	Ventura	7/05 - 12/05	920,000	$4.75-$5.25
Natural Gas	Ventura	7/05 - 12/05	1,840,000	$5.41-$6.80
Natural Gas	Ventura	7/05 - 12/05	1,840,000	$5.00-$5.865
Natural Gas	CIG	7/05 - 12/05	1,840,000	$5.25-$6.47
Natural Gas	Ventura	7/05 - 12/05	920,000	$5.15
Natural Gas	NYMEX	7/05 - 12/05	920,000	$6.50-$8.70
Natural Gas	Ventura	7/05 - 12/05	1,840,000	$5.56
Natural Gas	Ventura	7/05 - 12/05	920,000	$5.50-$7.18
Natural Gas	CIG	11/05-12/05	549,000	$7.0500
Natural Gas	NYMEX	8/05 - 12/05	1,530,000	$7.50-$8.40
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.00-$7.60
Natural Gas	Ventura	1/06 - 12/06	3,650,000	$6.6550
Natural Gas	CIG	1/06 - 3/06	900,000	$7.1600
Natural Gas	CIG	1/06 - 3/06	810,000	$7.0500
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.71
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$6.75-$7.77
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.00-$8.85
Natural Gas	NYMEX	1/06 - 12/06	1,825,000	$7.75-$8.50
Natural Gas	Ventura	1/06 - 12/06	1,825,000	$7.76
Natural Gas	CIG	4/06 - 12/06	1,375,000	$6.50-$6.98
Crude Oil	NYMEX	7/05 - 12/05	82,800	$32.00-$36.50
Crude Oil	NYMEX	7/05 - 12/05	92,000	$43.00-$52.05
Crude Oil	NYMEX	7/05 - 12/05	63,770	$39.00-$47.20
Crude Oil	NYMEX	7/05 - 12/05	92,000	$30.70
Crude Oil	NYMEX	1/06 -12/06	182,500	$43.00-$54.15

*Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Independent Power Production
Earnings at this business were $18.6 million, an $8.5 million improvement over the same period last year. The segment realized a one-time $15.6 million net benefit from the sale of its equity interest in MPX Termoceará, Ltda., which is reflected in the second quarter 2005 results, while 2004 results included operating earnings from this investment. An investment made in a domestic electric-generating facility since the comparable period a year ago also contributed to improved earnings.

In June, the company finalized the sale of its portion of the MPX Termoceará generating plant to Petrobras, a Brazilian state-controlled energy firm. The purchase and sale agreement is in accordance with the term sheet that was agreed upon between the parties and announced in March. MPX Termoceará, of which MDU Resources owned 49 percent, is a 220-megawatt electric generating facility in northeastern Brazil. The facility was permitted, developed and constructed beginning in 2001. In January 2005, Petrobras indicated a desire to renegotiate the plant’s electric power sales contract because of structural changes in the Brazilian energy market. The contract was scheduled to expire in mid-2008.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Earnings for 2005 are expected to be somewhat lower than 2004 earnings primarily due to benefits realized in 2004 from foreign currency gains and the effects of the embedded derivative in the Brazilian electric power sales contract, as well as the absence of ongoing earnings resulting from the MPX Termoceará sale.

•
The company is constructing a 116-MW coal-fired electric generating facility near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a term expiring Oct. 31, 2008, with the purchaser having an option for a two-year extension. The projected on-line date for this plant is late 2005.

Construction Materials and Mining
The construction materials and mining segment earnings were $18.4 million, compared to $20.4 million last year. The decline was due in large part to weather-related delays in northern California and the North Central Region and the absence of the favorable resolution of federal and related state income tax matters realized in 2004. Partially offsetting the decline were improved margins for ready-mixed concrete.

In June, the company announced the acquisition of Norm’s Utility Contractor, Inc. in Post Falls, Idaho, and the acquisition of seven related companies in Klamath Falls, Ore., collectively referred to as Jefferson State.

Norm’s Utility Contractor is a leading construction services company primarily serving the Coeur d’Alene, Idaho, and Spokane, Wash., market area. Norm’s has annual revenues of about $12 million. Its operations include excavation, grading, underground utilities such as water, sewer line and cable, and street construction.

Jefferson State is a leading construction materials company primarily serving the Klamath Falls market area. Collectively, the business operations comprising Jefferson State have annual revenues of about $6 million. Jefferson State’s operations include ready-mixed concrete, aggregate and asphalt production.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company anticipates improved earnings in 2005 as compared to 2004 with an expected return to normal weather conditions in Texas, improved construction volumes and margins and earnings from acquisitions.

•	Aggregate, asphalt and ready-mixed concrete volumes in 2005 are expected to be comparable to 2004 levels.
•	Revenues in 2005 are expected to be approximately 5 percent to 10 percent higher than 2004 levels.
•	The company expects that the replacement funding legislation for the Transportation Equity Act for the 21st Century (TEA-21) will be equal to or higher than previous funding levels.
•	Work backlog as of June 30, 2005, was approximately $740 million, compared to $545 million at June 30, 2004.

Pipeline and Energy Services
Earnings at this segment were $8.7 million, compared to $4.4 million for the same period last year. A $5.0 million after-tax benefit from the resolution of a rate proceeding and higher gathering rates were partially offset by the absence of the favorable $1.6 million resolution of federal and related state income tax matters realized in 2004 and decreased transportation and storage rates, the result of new rates implemented July 1, 2004.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	In 2005, total natural gas gathering and transportation throughput is expected to be down approximately 5 percent from the record levels achieved in 2004.
•	Firm capacity for the Grasslands Pipeline is currently 90,000 Mcf per day with expansion possible to 200,000 Mcf per day.

Utility Services
Earnings at the utility services segment continue to improve, reaching $3.7 million for the second quarter compared to a $2.3 million loss for the same period last year. Primarily, the increase reflects improving margins, increased workloads and higher equipment sales and rentals. Earnings from acquisitions contributed less than 10 percent to the increase.

In June, the company announced the acquisitions of Bombard Electric and Bombard Mechanical LLC, both with headquarters in Las Vegas. Bombard Electric is the largest electrical contractor in the Las Vegas area and specializes in installation, repair and maintenance of inside electrical systems. Bombard Mechanical installs and maintains heating, ventilation and air conditioning equipment and plumbing systems. The companies collectively have annual revenues of about $165 million.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues are expected to be in the range of $550 million to $600 million in 2005.
•	The company anticipates margins to increase substantially in 2005 as compared to 2004 levels.
•	Work backlog as of June 30, 2005, was approximately $358 million, compared to $217 million at June 30, 2004.

Electric
Electric segment earnings were $1.8 million for the second quarter, compared to $700,000 for the same period last year. The increase in earnings was largely because of improved retail sales volumes and sales for resale margins as well as lower interest expense, partially offset by the absence of the favorable resolution of federal and related state income tax matters realized in 2004.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The expected earnings in 2005 are anticipated to be slightly lower than 2004.
•
This segment is involved in the review of potential power projects to replace capacity associated with expiring purchased power contracts and to provide for future growth. Those projects include participation in a proposed 600-megawatt (MW) coal-fired facility to be located in northeastern South Dakota and construction of a 175-MW lignite coal-fired facility (Vision 21) to be located in southwestern North Dakota. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Natural Gas Distribution
This segment experienced a normal seasonal loss for the quarter. The $1.3 million loss incurred during the quarter compares to a loss of $1.1 million for the same period last year. The absence of the favorable resolution of federal and related state income tax matters realized in 2004 was partially offset by rate relief approved by various state public service commissions.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The expected earnings for this segment for 2005 are projected to be significantly higher than the earnings for 2004.
•
In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. An interim increase of $1.4 million annually was approved by the Commission effective January 10, 2005, subject to refund. A final order is expected in early 2006.

•
In March 2005, a natural gas rate case was filed with the South Dakota Public Utilities Commission for the East River service area requesting an increase of $850,000 annually, or 12.8 percent. A final order is expected in late 2005.

Upcoming Webcast
The company will host a webcast at 1 p.m. EDT July 21 to discuss second quarter earnings results. The event can be accessed at www.mdu.com. The replay will be available beginning at 4 p.m. EDT July 21. An audio replay also will be available by calling (800) 642-1687 or (706) 645-9291, access code 7234897.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which cannot be predicted or controlled.

•	The construction and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•
The company’s utility services segment operates in highly competitive markets characterized by low margins in a number of service lines and geographic areas. This segment’s ability to return to profitability on a sustained basis will depend upon improved capital spending for electric construction services and management’s ability to successfully refocus the business on more profitable markets, reduce operating costs and implement process improvements in project management.

•	Economic volatility affects the company’s operations as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity in 2005, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•	Competition is increasing in all of the company’s businesses.
•	Weather conditions can adversely affect the company’s operations and revenues.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
▪	Acquisition, disposal and impairment of assets or facilities
▪	Changes in operation, performance and construction of plant facilities or other assets
▪	Changes in present or prospective generation
▪	The availability of economic expansion or development opportunities
▪	Population growth rates and demographic patterns
▪	Market demand for, and/or available supplies of, energy products and services
▪	Cyclical nature of large construction projects at certain operations
▪	Changes in tax rates or policies
▪	Unanticipated project delays or changes in project costs
▪	Unanticipated changes in operating expenses or capital expenditures
▪	Labor negotiations or disputes
▪	Inability of the various contract counterparties to meet their contractual obligations
▪	Changes in accounting principles and/or the application of such principles to the company
▪	Changes in technology
▪	Changes in legal or regulatory proceedings
▪	The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company’s most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959

9

MDU Resources Group, Inc.
Three Months Ended June 30,		Six Months Ended June 30,
2005	2004	2005	2004
(In millions, where applicable) (Unaudited)
Consolidated Statements of Income

Operating revenues:
Electric	$41.1	$39.8	$85.4	$86.8
Natural gas distribution	54.7	47.5	199.7	175.8
Utility services	136.9	97.2	250.8	197.5
Pipeline and energy services	101.4	85.5	194.2	169.6
Natural gas and oil production	97.7	84.2	184.8	165.2
Construction materials and mining	394.0	347.2	581.1	486.7
Independent power production	13.7	10.6	23.5	17.1
Other	1.4	1.0	2.7	1.8
Intersegment eliminations	(70.7)	(59.7)	(147.7)	(131.7)
	770.2	653.3	1,374.5	1,168.8
Operating expenses:
Fuel and purchased power	14.5	16.4	30.7	33.1
Purchased natural gas sold	46.7	39.5	160.2	134.3
Operation and maintenance	515.3	435.4	845.3	724.0
Depreciation, depletion and amortization	51.6	51.8	104.5	101.3
Taxes, other than income	28.6	25.5	55.2	47.3
	656.7	568.6	1,195.9	1,040.0
Operating income:
Electric	4.4	1.8	11.3	9.9
Natural gas distribution	(1.9)	(2.9)	6.6	2.1
Utility services	6.9	(2.5)	11.1	(5.1)
Pipeline and energy services	16.2	7.2	23.5	14.2
Natural gas and oil production	49.8	42.6	97.3	85.0
Construction materials and mining	34.5	34.0	25.0	17.7
Independent power production	3.5	4.4	3.7	4.8
Other	.1	.1	.1	.2
	113.5	84.7	178.6	128.8
Earnings from equity method investments	15.4	7.7	16.7	11.1
Other income	1.5	1.9	2.7	3.2
Interest expense	13.3	15.7	26.4	29.5
Income before income taxes	117.1	78.6	171.6	113.6
Income taxes	36.9	20.0	57.0	31.4
Net income	80.2	58.6	114.6	82.2
Dividends on preferred stocks	.2	.1	.3	.3

Earnings on common stock:
Electric	1.8	.7	4.9	4.2
Natural gas distribution	(1.3)	(1.1)	3.5	1.2
Utility services	3.7	(2.3)	5.6	(4.2)
Pipeline and energy services	8.7	4.4	12.0	7.1
Natural gas and oil production	29.9	26.2	58.8	51.4
Construction materials and mining	18.4	20.4	9.9	8.5
Independent power production	18.6	10.1	19.3	13.4
Other	.2	.1	.3	.3
	$80.0	$58.5	$114.3	$81.9
Earnings per common share:
Basic	$.68	$.50	$.97	$.71
Diluted	$.67	$.50	$.96	$.70
Dividends per common share	$.18	$.17	$.36	$.34
Weighted average common shares
outstanding:
Basic	118.3	116.6	118.1	115.6
Diluted	119.0	117.6	118.8	116.6

Operating Statistics
Electric (thousand kWh):
Retail sales	554,679	505,307	1,159,175	1,126,454
Sales for resale	115,346	169,968	313,346	397,238

Natural gas distribution (Mdk):
Sales	5,320	5,385	21,157	21,722
Transportation	2,972	2,651	6,938	6,430

Pipeline and energy services (Mdk):
Transportation	27,297	28,045	48,851	50,434
Gathering	19,692	19,846	39,666	39,315

Natural gas and oil production:
Natural gas (MMcf)	14,627	14,796	29,054	29,302
Oil (000’s of barrels)	406	450	773	907
Average realized natural gas price	$5.49	$4.63	$5.26	$4.60
Average realized oil price	$42.60	$33.09	$41.21	$32.12

Construction materials and mining (000’s):
Aggregates (tons sold)	11,023	11,187	16,929	15,994
Asphalt (tons sold)	2,139	2,346	2,500	2,648
Ready-mixed concrete (cubic yards sold)	1,224	1,239	1,884	1,813

Independent power production:*
Net generation capacity - kW	279,600	279,600	279,600	279,600
Electricity produced and sold (thousand kWh)	90,762	84,148	128,012	115,503

Other Financial Data**
Book value per common share			$14.70	$13.26
Dividend yield (indicated annual rate)			2.6%	2.8%
Price/earnings ratio***			13.9x	14.3x
Market value as a percent of book value			191.6%	181.2%
Return on average common equity***			14.4%	13.3%
Fixed charges coverage, including preferred dividends***			5.4x	4.7x
Total assets			$4,095.7	$3,612.6
Total equity			$1,774.4	$1,572.7
Long-term debt (net of current maturities)			$1,119.7	$887.7
Capitalization ratios:
Common equity			61%	63%
Preferred stocks			-	1
Long-term debt (net of current maturities)			39	36
			100%	100%
*Excludes equity method investments
**Reported on a year-to-date basis only
***Represents 12 months ended